                                                                   EXHIBIT 10.33



                         REAL ESTATE PURCHASE AGREEMENT

                                 BY AND BETWEEN

                             AC PROPERTIES, L.L.C.

                                      AND

                             THE PRIME GROUP, INC.

                         REAL ESTATE PURCHASE AGREEMENT

                               TABLE OF CONTENTS

PARAGRAPHS                                                                   PAGE
1.  Sale and Purchase......................................................  -1-

2.  Purchase Price, Earnest Money..........................................  -2-

3.  Feasibility Period.....................................................  -3-

4.  Infrastructure Improvements and Reciprocal Easement Agreement..........  -4-

5.  Conveyance; Permitted Title Exceptions.................................  -11-

6.  Closing................................................................  -11-

7.  Method of Closing......................................................  -12-

8.  Commitment and Survey..................................................  -12-

9.  Title Policy...........................................................  -13-

10.  Correction of Defects.................................................. -14-

11.  Seller's Deliveries; Inspection........................................ -14-

12.  Seller's Covenants..................................................... -15-

13.  Representations and Warranties......................................... -16-

14.  Environmental Indemnity................................................ -21-

15.  Conditions to Purchaser's Obligation to Close.......................... -22-

16.  Provisions with Respect to Closing..................................... -24-

17.  Closing Adjustments.................................................... -25-

18.  Condemnation........................................................... -26-

19.  Defaults and Remedies.................................................. -27-

20.  Modification, Waiver, etc. ............................................ -27-

21.  Notices................................................................ -28-

22.  Governing Law.......................................................... -29-

23.  Counterparts........................................................  -29-

24.  Captions............................................................  -29-

25.  Construction........................................................  -29-

26.  Assignability by Purchaser..........................................  -29-

27.  Binding Effect......................................................  -30-

28.  Partial Invalidity..................................................  -30-

29.  Time is of the Essence..............................................  -30-

30.  Confidentiality and Return of Documents.............................  -30-

31.  Force Majeure.......................................................  -31-

32.  Acceptance of Offer.................................................  -31-


                         REAL ESTATE PURCHASE AGREEMENT
                         ------------------------------


     THIS REAL ESTATE PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 14th day of February, 1997, by and between THE PRIME GROUP, INC., an Illinois corporation ("Purchaser"), and AC PROPERTIES, L.L.C., a Michigan limited liability company ("Seller").

     In consideration of the mutual covenants, agreements, representations and warranties set forth in this Agreement, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

     1.   Sale and Purchase.

     Seller agrees to sell, convey and assign to Purchaser, and Purchaser agrees to purchase and accept under the terms and conditions and for the purchase price set forth below, the following:

     (A) That portion of the land marked "PG" situated in Southfield, Michigan (the "City"), depicted on the preliminary site plan attached hereto as EXHIBIT A, consisting of approximately six (6) acres, together with any improvements located on such land, all of the rights, privileges, easements and appurtenances belonging or appertaining to such land, including any right, title and interest in and to streets, alleys and rights-of-way adjacent to such land (such land and all such rights, privileges, easements and appurtenances are collectively referred to herein as the "Real Estate"). Purchaser acknowledges that Seller is in the process of developing approximately sixty (60) acres of land adjacent to the Real Estate (the "ACP Development").

     (B) All tangible or intangible personal property or interest therein, if any, now or hereafter owned or held by Seller to the extent used solely in connection with the Real Estate (or any portion thereof) or solely in connection with the ownership, operation, management or use thereof (hereafter the "Personal Property"). Upon reasonable notice and at reasonable times, Seller shall make all such tangible and intangible property that is held by Seller and used for the ACP Development available to Purchaser provided such items relate to the Real Estate. The Personal Property shall exclude all items that relate to the ACP Development. The ownership of any and all such tangible and intangible personal property that relates to both the Real Estate and the ACP Development shall remain the property of Seller to the extent it relates to the ACP Development and shall become the property of Purchaser to the extent it solely relates to the Real Estate. The Personal Property includes, but is not necessarily limited to, (i) all licenses and other permits, approvals, applications, authorizations, certificates, permissions, no action letters and similar assurances issued by any private person or persons or by any governmental or quasi-governmental authority or authorities to the extent relating solely to the Real Estate, or any portion thereof, or the ownership, operation, management or use thereof.

     The Real Estate and the Personal Property are herein sometimes collectively called the "Premises".

     2.   Purchase Price, Earnest Money.

     A. The purchase price (the "Purchase Price") for the Premises shall be One Million Seven Hundred Seventy-Five Thousand and no/100 Dollars ($1,775,000.00) payable at the Closing as provided in this Agreement, subject to prorations and adjustments as set forth in this Agreement.

     B. Within five (5) Business Days following the execution and delivery of this Agreement by Purchaser and Seller, Purchaser shall deposit the sum of Ten Thousand and no/100 Dollars ($10,000.00), as initial earnest money (the "Initial Earnest Money") in an escrow ("Escrow") established with First American Title Insurance Company (the "Title Company"). Within three (3) Business Days following the expiration of the Feasibility Period (defined below) provided this Agreement is not terminated in accordance with its terms, Purchaser shall deposit in the Escrow the sum of Forty Thousand and no/100 Dollars ($40,000.00), as additional earnest money (the "Additional Earnest Money". The Initial Earnest Money, the Additional Earnest Money, and any other earnest money deposited pursuant to this Agreement, to the extent deposited in Escrow at the relevant time, and all accrued interest and other earnings on such amounts, are sometimes referred to herein together as the "Earnest Money". The Earnest Money shall be held by the Title Company in accordance with escrow instructions substantially in the form attached hereto as EXHIBIT B (the "Escrow Instructions"). The Earnest Money shall be invested in a money market fund or in such other investment instrument or account designated by Purchaser. At the Closing, the Earnest Money shall be applied against the Purchase Price. In the event the Closing does not occur and\or this Agreement is terminated for any reason other than a Purchaser Default, the Earnest Money shall be returned to Purchaser.

     C. Seller has delivered to Purchaser (i) a copy of a title commitment for a standard title insurance policy issued by the Title Company dated January 15, 1997 for the Real Estate and the "ACP Development", as hereafter defined (the "Prior Title Commitment"),
     (ii) an ALTA Survey for the Real Estate and ACP Development (the "Prior Survey") and (iii) a preliminary site plan for the Real Estate and the ACP Development. Within three (3) days after the Effective Date, Seller will provide Purchaser a computer disk containing information relative to the regulated wetlands shown on the Property and the ACP Development. Seller shall provide Purchaser with any information from the City's wetlands consultant changing the scope of the regulated wetlands on the Real Estate within three (3) days of Seller's receipt of such information. If any such change in the configuration of the regulated wetlands has in Purchaser's reasonable judgment a material adverse affect on development of Purchaser's proposed project on the Real Estate, then Purchaser shall have the right upon written notice to Seller to terminate this Agreement in which case the Earnest Money shall be returned to Seller. Purchaser and Seller agree that they have approved the preliminary site plan for the Real Estate (the "Preliminary Site Plan") attached hereto as EXHIBIT A. Seller intends to use the Preliminary Site Plan along with its site plan for the ACP Development to develop a master site plan (the "Master Plan") for the Property and the ACP Development Property.


     D. Notwithstanding any other provision of this Agreement, the Earnest Money shall be non-refundable to Purchaser in the event the Closing does not occur because of a Purchaser Default after Purchaser has received the Zoning Approvals specified in Paragraph 15(f) of this Agreement. Purchaser shall be deemed to have been satisfied with the updated Commitment and updated Survey unless objected to by Purchaser in writing pursuant to Paragraph 10 of this Agreement.

     3. Feasibility Period. This Agreement shall be contingent upon the satisfactory inspection of the Premises by Purchaser, in its sole and absolute discretion and judgment, during the period (the "Feasibility Period") commencing on the date of Seller's execution and delivery to Purchaser of this Agreement, and ending on the later of (i) the forty-fifth (45th) day after this Agreement has been executed by, and a fully executed original copy has been delivered to, both Seller and Purchaser (the "Effective Date") or (ii) the tenth (10) Business Day after receipt by Purchaser of the last of the following:

          (1) The updated Commitment (as defined below); and

          (2) The updated Survey (as defined below).

     During the Feasibility Period, Purchaser shall have the right to physically inspect the condition of the Premises, to conduct various tests with respect to the Premises, including, but not limited to, soil tests and environmental and hazardous and toxic waste tests and to otherwise determine the feasibility (economic or otherwise) of the acquisition, ownership and development of the Premises. Purchaser hereby agrees to indemnify, protect and hold harmless Seller from and against any and all claims, demands, losses, costs (including reasonable attorneys' fees), damages, expenses or liabilities caused by Purchaser's inspection of the Premises or by tests conducted on the Real Estate by or on behalf of Purchaser. In the event Purchaser does not purchase the Real Estate, Purchaser agrees to restore the Real Estate to substantially the same condition as existed prior to any such testing on the Real Estate by Purchaser or its agents. The foregoing indemnification and restoration obligations of Purchaser shall survive the termination of this Agreement until such restoration is complete, and Purchaser agrees that in the event Purchaser does not purchase the Real Estate, Purchaser shall complete any such restoration within ten (10) days after written demand from Seller. At any time during the Feasibility Period, Purchaser, in Purchaser's sole and absolute discretion, may, upon written notice to Seller, terminate this Agreement, in which event, all of the rights, duties and obligations of the parties hereto shall immediately terminate, and this Agreement shall be null, void and of no further force or effect, and the Earnest Money shall be returned to Purchaser. If, in Purchaser's sole judgment and discretion, Purchaser decides that it does not wish to proceed with the purchase, Purchaser shall give Seller written notice of such fact on or before the end of the Feasibility Period. Seller, at no expense to Seller except as provided in this Agreement, shall cooperate fully with Purchaser and Purchaser's agents, employees and representatives in connection with Purchaser's inspections, tests, surveys and studies of the Premises.

     4.   Infrastructure Improvements and Reciprocal Easement Agreement.

     A. Seller and Purchaser agree that in connection with the development of the ACP Development by Seller and the development of the Premises by Purchaser, Seller shall construct certain infrastructure improvements (the "Infrastructure Improvements") which will benefit both the ACP Development and the Premises. The Infrastructure Improvements consist of (i) all road improvements to that portion of Eleven Mile Road fronting, and in the vicinity of, the Real Estate and the ACP Development, required by the City in connection with the approval of Seller's Master Plan, (ii) the mitigation on the ACP Development of certain regulated wetlands currently existing on the Premises, (iii) construction of a common storm water detention system (the "Detention System") on the ACP Development serving both the Premises and the ACP Development, and (iv) to the extent Purchaser decides not to, or is unable to, connect to any or all utility services directly from Eleven Mile Road, the construction of common utility lines and facilities (the "Utility Lines") over the ACP Development to serve both the ACP Development and the Premises. Seller may provide for the ongoing maintenance of the Infrastructure Improvements by forming a site condominium and a non-profit condominium association affecting the ACP Development. Purchaser and Seller shall share in the "Shared Costs" (as defined below) of the installation of the Infrastructure Improvements referred to in clauses (i), (iii) and (iv) above and not in clause (ii) above (the "Shared Improvements"), and the Purchaser and Seller shall equitably share in funding the cost of maintenance of the Shared Improvements, pursuant to the terms and conditions of a development and reciprocal easement or similar agreement (the "REA Agreement") as described below. The term "Shared Costs" shall mean the direct out-of-pocket costs paid by Seller to JCCI, as hereinafter defined, and to unaffiliated third parties for (s) hard construction costs incurred in connection with the physical installation of such Shared Improvements, (t) utility relocation costs directly related to the Shared Improvements, (u) professional fees for the design and engineering of the Shared Improvements and "as built" drawings, (v) the cost of obtaining the applicable building and/or grading permits, (w) inspection/review and bond fees paid to governmental authorities, (x) engineering layout and staking fees and (z) quality control testing fees. Shared Costs specifically do not include legal fees or expenses, or other soft costs not listed in the foregoing definition of Shared Costs. Seller shall have the right to use JCCI and any other affiliate to do the work for any Shared Improvements, provided Seller (a) notifies Purchaser in advance of the use of such affiliate (except for the construction management by JCCI), (b) gets a minimum of three (3) bids for any work under any major contract from independent contractors, (c) if a bidding process is required, Seller's affiliate matches the lowest bid plus five percent (5%) and (d) in any event, such contract price to be paid to Seller's affiliate (including JCCI) is not materially higher than the prevailing market rates of qualified independent contractors in the Southfield, Michigan area. Seller and Purchaser acknowledge and agree that Jonna Construction Company, Inc. ( "JCCI"), an affiliate of Seller, will be acting as the construction manager for the construction of the Shared Improvements, and that Seller shall not be required to solicit bids for such services. However, the fees including general conditions charges as described on EXHIBIT C attached hereto) payable to JCCI for such services may not exceed an amount which is normal and customary in the Detroit metropolitan area. The Shared Costs of the Shared Improvements shall be shared by Seller and Purchaser on a pro-rata basis, based on the Net Usable Acres of the Real Estate and the ACP Development. "Net Usable Acres" shall mean the total gross acreage of a parcel less the area of any (i) roadways (but not parking areas), (ii) regulated wetlands and

     (iii) stormwater detention and sedimentation areas. The Net Usable Acres of the Real Estate shall be based on the final site plan as described in Paragraph 15(F) below and the Net Usable Acres of the ACP Development will be based on the final approved Master Plan. The allocation and payment of costs, and a more detailed definition of the Net Usable Acres, shall be included in the REA Agreement. If Seller is required to establish a Completion Escrow (as defined below) for completion of the Shared Improvements, then Purchaser shall at the same time contribute to the Completion Escrow Purchaser's share of the anticipated costs, and any excess contributed by Purchaser shall be returned to Purchaser once the final Development Costs are known. Seller shall be entitled to draw, with Purchaser's approval of each draw (or pursuant to another mechanism agreed to by Purchaser and Seller), on the Completion Escrow for the costs of the Shared Improvements on a construction loan draw basis. A "construction loan basis" means that (i) Seller shall be obligated to provide appropriate sworn owner's and contractors' statements, architect's or engineer's certificates, and partial (or in the event of the final draw, final) unconditional lien waivers for the previous draw, (ii) Seller and Purchaser must first fund their relevant shares of any cost overuns in the Development Costs prior to drawing on the Completion Escrow (although a failure by Purchaser to fund shall not prevent a draw by Seller if Seller has funded its share) and (iii) such draws may not occur more frequently than monthly. Seller must complete the Shared Improvements lien free and must immediately obtain the release of, or bond over to Purchaser's and Purchaser's lender's satisfaction, any mechanics' or materialmens' liens which are recorded against the Real Estate in connection with Seller's work. Seller shall not be allowed to draw on the Completion Escrow while any mechanics' or materialmens' liens are filed against the Real Estate in connection with Seller's work which have not been released, or insured or bonded over to Purchaser and Purchaser's lender's satisfaction, except to the extent Seller has otherwise complied with its obligations under this Paragraph 4(A) and simultaneously with such draw, any such mechanics' or materialmens' liens are released or are insured over or bonded over as described above. Except as agreed to by the parties in the REA Agreement, Seller agrees that any "notice of commencement" filed by Seller in connection with the Shared Improvements shall have a legal description which does not include the Real Estate. Seller may request that Purchaser include on the Premises any of the Detention System or Utility Lines so that they are free-standing to support solely the project contemplated for the Premises, which request shall be subject to Purchaser's approval, which approval shall not be unreasonably withheld or delayed. In addition, Purchaser shall have the right (i) unilaterally in Purchaser's sole discretion, to include on the Premises any of the Utility

     Lines and (ii) with Seller's consent which shall not be unreasonably withheld or delayed, to include on the Premises any of the Detention System, so that such facilities serve solely the project contemplated for the Premises. In either case, Purchaser shall not be required to pay Seller for Development Costs relating to any such Detention System or Utility Lines which are instead, pursuant to the foregoing, placed on the Premises. In such event, any such Detention System or Utility Lines to be placed on the Premises shall then be at the sole cost and expense of Purchaser, without the obligation on the part of Seller to install or pay for same.

     Seller and Purchaser agree that instead of providing for an allocation of the Shared Costs as described above, Seller and Purchaser may decide to agree on a stipulated sum for, and/or a cap on, Purchaser's share of the Development Costs, in which case, the parties may agree that the REA Agreement shall stipulate that certain of the requirements contained in this Agreement (such as competitive bids, etc...) need not apply.

     B. Seller shall prepare and deliver a draft of the REA Agreement to Purchaser at least five (5) Business Days prior to the expiration of the Feasibility Period. If the REA Agreement is not delivered by such date, the Feasibility Period shall automatically be extended to the date which is five (5) Business Days after the delivery by Seller of the REA Agreement to Purchaser. Purchaser shall have the right after Purchaser's receipt of the REA Agreement to negotiate any changes it determines to be appropriate with Seller in order to finalize the REA Agreement in a form satisfactory to Seller and Purchaser. Seller agrees to negotiate in good faith with Purchaser, and promptly prepare revised drafts of the REA Agreement. Purchaser and Seller agree to diligently work together in good faith and be reasonable in their negotiations in order to attempt to finalize the REA Agreement on or before the date which is thirty (30) days after Purchaser's receipt of the first draft of the REA Agreement. The finalization of the REA Agreement shall remain a condition precedent to Purchaser's obligation to purchase the Premises and in the event the REA Agreement has not been finalized in a form acceptable to both Purchaser and Seller within such thirty (30) day period, then both Seller and Purchaser shall each have the right to terminate this Agreement at any time after the expiration of such thirty (30) day period and prior to the date the form of the REA Agreement has been finalized and agreed to in writing by Purchaser and Seller.

     C. Seller agrees, and the REA Agreement shall further provide, that (i) all plans and specifications, for the construction of the Shared Improvements, and all modifications to such plans and specifications, and (ii) all budgets for the

     Development Costs and any modifications to such budgets, shall be subject to the advance written approval of Purchaser, which approval shall not be unreasonably withheld or delayed. Seller agrees to provide to Purchaser simultaneously with the delivery of the REA Agreement, a line item budget estimating each major component and the total amount of the Development Costs for the Shared Improvements (the "Budget"), which budget shall be subject to Purchaser's written approval as part of the REA Agreement approval process, which approval shall not unreasonably withheld or delayed. When the Infrastructure Improvements have been completed and accepted by and/or properly bonded to ("Accepted") all applicable governmental authorities and utility companies, Seller shall provide Purchaser with evidence reasonably acceptable to Purchaser (including but not necessarily limited to sworn owner's and contractor's statements, architect's and/or engineer's certificates, and lien waivers) (i) substantiating the total amount of the Development Costs incurred by Seller in connection with the construction of such Infrastructure Improvements and
     (ii) proving that all such Development Costs have been paid by Seller and that the Infrastructure Improvements have been completed and Accepted lien free. If the Infrastructure Improvements are not completed and Accepted lien free prior to the date of Closing, Purchaser shall have the right at Closing to escrow a portion of the Purchase Price equal to Seller's share of the estimated Shared Costs (less any Shared Costs previously paid for by Seller) pursuant to the Budget in a strict joint order escrow (the "Completion Escrow") with the Title Company, to secure Seller's obligation to complete the Infrastructure Improvements. The Project Engineer (as defined below) shall resolve any disputes between Seller and Purchaser concerning the percentage completion of the Shared Improvements at any one time. The "Project Engineer" shall be a licensed third-party engineer unaffiliated with Seller or JCCI who is certifying the percentage completion of the Shared Improvements. Purchaser shall contribute its share of the Shared Costs to the Completion Escrow at the same time as Seller. The escrow instructions for such Completion Escrow shall be in form and substance reasonably specified by Purchaser and Seller during the Feasibility Period. The funds in the Completion Escrow shall be released to Seller no more than monthly on a construction loan basis. If the Closing occurs on or before July 1, 1997, Seller shall complete the Infrastructure Improvements lien free and have them Accepted on or before December 31, 1997. If the Closing occurs after July 1, 1997, Seller shall complete the Infrastructure Improvements and have them Accepted within six (6) months of Closing; provided however, that the period from November 15, 1997 to March 15, 1998 shall be excluded in calculating the six (6) months. Funds in the Completion Escrow in excess of Purchaser's share deposited by Purchaser shall be returned to Purchaser. If (i) the Infrastructure Improvements are not completed lien free and Accepted by the foregoing dates, (ii) Seller has not commenced the construction of all of the Shared Improvements in earnest within thirty (30) days after Closing or (iii) Seller commences construction of the Infrastructure Improvements in earnest within thirty (30) days after Closing but work on any or all of the Shared Improvements ceases for more than thirty (30) consecutive days or is not being diligently pursued by Seller on a schedule necessary in Purchaser's reasonable discretion to meet the completion deadlines referred to above, then, upon thirty (30) days prior written notice to Seller, Purchaser shall have the right to (i) complete, in Purchaser's discretion, all or any portion of the Infrastructure Improvements and cause them to be Accepted, and (ii) draw all of the costs of completing such Infrastructure Improvements from the Completion Escrow. Purchaser shall be entitled to draw from the Completion Escrow monthly on a construction draw basis as the Infrastructure Improvements are constructed provided the Purchaser shall not be obligated as a condition to drawing on the Completion Escrow to (i) fund any budget shortfall or (ii) obtain the releases of, or insure or bond over, any liens related to Seller's construction of the Infrastructure Improvements. Any excess amounts in the Completion Escrow shall be paid to Seller and/or Purchaser based on their respective shares of the costs of constructing the Shared Improvements. The REA Agreement shall include temporary construction easements granting Purchaser access over the ACP Development for the purpose of constructing the Infrastructure Improvements if Seller does not. In addition, any mortgagee or other person or entity holding any lien on the ACP Premises shall, at the Closing, sign the REA Agreement for the purpose of subordinating its lien to Purchaser's rights under the REA Agreement. Prior to the recording of the REA Agreement, Seller agrees that it shall include in any documentation with any future holder of a lien on all or any portion of the ACP Development a covenant requiring such holder to so subordinate its lien to the REA Agreement.

     D. In addition, the REA Agreement shall contain a restrictive covenant affecting that portion of the ACP Development adjacent to the Premises identified as the "Adjacent Property" on the Site Plan (the "Adjacent Property"). The restrictive covenant shall list certain prohibited uses for the Adjacent Property, but no such prohibited uses shall include uses allowed under the current R-C (Regional Center District) zoning, including those with a special use permit or variance (but not including variances as to the actual use). The Adjacent Property may not be used for any of the uses referred to in such restrictive covenant unless Purchaser grants its prior written consent to Seller. Seller acknowledges that Purchaser intends to develop the

     Premises as a senior and assisted living facility for elderly residents and that it is important to Purchaser that the Adjacent Property not be used in a manner which, in Purchaser's reasonable discretion, is not harmonious (in an aesthetic and functional sense) with such a senior and assisted living facility.

     E. As a condition precedent to the Closing, (a) Seller must have obtained, and must deliver copies to Purchaser of (i) wetlands mitigation permits,
     (ii) wetlands crossing permits necessary for Purchaser's access road to Eleven Mile Road and utility wetlands crossing permits for the Real Estate (which wetlands crossing permits are specifically Seller's obligation to obtain) and (iii) all permits relating to the stormwater Detention System, or (b) Seller must have demonstrated to Purchaser's satisfaction that any such permits and approvals not yet obtained will be obtained in a timely manner. If Seller has not complied with the requirements of this Paragraph 4E by Closing, Purchaser shall have the right to terminate this Agreement and all Earnest Money shall be returned to Purchaser.

     F. The Real Estate shall be subject to a restrictive covenant to be placed in the REA Agreement which provides that the initial development of the Real Estate may only be for a senior and assisted living facility or such other initial use consented to in writing by the Seller. Such restrictive covenant shall in no way prohibit Purchaser from changing in the future the use of the Real Estate after the development and opening of such senior and/or assisted living facility. Any such change, other than uses permitted under the current R-C (Regional Center District) Zoning, including those uses permitted pursuant to a special use permit, shall require the Seller's consent, which consent shall not be unreasonably withheld or delayed.

     G. Purchaser shall not have the right under the REA Agreement to restrict any future use of the ACP Development, except for a violation of the restrictive covenant on the Adjacent Property. The foregoing shall in no way affect Purchaser's rights independent of the REA Agreement. For example, Purchaser shall have the right to object to a proposed rezoning of any portion of the ACP Development at a City Board or Zoning Committee meeting and proceed against a nuisance or illegal use on the ACP Development. Notwithstanding the foregoing, Purchaser agrees that Purchaser will not object to any use permitted under the current R-C zoning and any special use permits or variances (other than a use variance) requested by Seller under the current R-C (Regional Center District) zoning on any portions of the ACP Development, other than the Adjacent Property as described in Paragraph 4(D) above.

     H. If required by the City or any applicable public utility company, and provided Seller gives written notice to Purchaser of any such required easements promptly after Seller becomes aware of such requirement but in no event less than thirty (30) days prior to Closing, Seller shall have the right to retain easements for utilities on the Real Estate and ingress and egress easements through (i) the northern portion of the Real Estate in order for the ACP Development to have emergency access to Eleven Mile Road from the ACP Development southern border across the service road on the Real Estate exiting to Eleven Mile Road, (ii) only if Seller is prohibited from getting a separate curb cut on Eleven Mile Road despite its good faith reasonable efforts to do, the access drive located at the western border of the Real Estate to enable the Adjacent Property to have access for ingress and egress to the access drive to the Real Estate off of Eleven Mile Road, and (iii) for a new emergency vehicle road if needed for the ACP Development, but the exact location and terms and conditions of any such easements shall be subject to the written approval of Purchaser. If any such easements would materially interfere with the development or operation of Purchaser's project on the Real Estate, Purchaser and Seller shall mutually seek alternatives for such easements and in the event that within thirty (30) days of Seller's request for such easements, Seller or Purchaser is not reasonably satisfied with any such proposed alternatives, Purchaser shall have the right to terminate this Agreement and obtain the return of the Earnest Money. Purchaser shall have the right, subject to City approval, to erect chains or gated barriers at any such emergency access points.

     5. Conveyance; Permitted Title Exceptions. Conveyance of the Real Estate shall be by a general warranty deed delivered to Purchaser, or to a person or entity designated by Purchaser ("Purchaser's Nominee"), in recordable form, conveying to Purchaser or Purchaser's Nominee good, marketable and indefeasible fee simple title to the Real Estate, subject only to (a) easements, covenants, conditions and restrictions of record as revealed in the Commitment (defined below) and not objected to in writing by Purchaser within the time period described in Paragraph 10; and (b) general real estate taxes which are not yet due and payable (hereinafter referred to collectively as the "Permitted Title Exceptions"). Unless expressly agreed to by Purchaser in writing, in its sole discretion, any title exceptions pertaining to liens or encumbrances of a definite or ascertainable amount ("Removable Liens") shall be removed by Seller by the payment of money on or before the date of Closing and shall not be Permitted Title Exceptions hereunder.

     6. Closing. When used herein the term "Closing" shall mean the conveyance of the Premises to Purchaser, the payment of the Purchase Price to Seller and the issuance to Purchaser of the title insurance policy described in Paragraph 9. The Closing shall take place on or before the thirtieth (30th) day after receipt by Purchaser of all of the Zoning Approvals described in Paragraph 15F hereof; provided, however, that all other conditions to Purchaser's obligation to close under this Agreement have been satisfied and provided that in no event shall Purchaser be required to close prior to the expiration of the Feasibility Period.

     7. Method of Closing. The Closing shall be pursuant to "New York style" closing, pursuant to which the title insurance policy to be delivered to Purchaser pursuant to this Agreement shall be delivered at the Closing and shall be dated as of the date of Closing or pursuant to an escrow arrangement under which the Title Company issues to Purchaser a "marked-up" original of the Commitment, reflecting that all requirements of the Commitment have been fulfilled or waived and eliminating the "gap exception", the standard ALTA exceptions and all other exceptions other than the Permitted Title Exceptions and extending the effective date of the coverage through the recording of the deed of conveyance to Purchaser.

     8. Commitment and Survey. Within fifteen (15) days after the Effective Date, Seller, at Seller's sole cost and expense, shall deliver or cause to be delivered to Purchaser, in form and substance reasonably satisfactory to
Purchaser:

     A. An updated title commitment ("Commitment") to issue an ALTA owner's title insurance policy for the Real Estate for the benefit of Purchaser, issued by the Title Company in the amount of the Purchase Price covering title to the Real Estate on or after the date hereof, showing good, marketable and indefeasible fee simple title to the Real Estate in the
     Seller.   Seller shall also deliver to Purchaser, together with the
     Commitment, a copy of all documents of record and all exceptions to title to the Real Estate as indicated in the Commitment.

     B. Six (6) copies of an updated ALTA-ACSM Class A "boundary" survey ("Survey") (including field notes) with respect to the Real Estate and any improvements thereon, dated and certified as of a date subsequent to the date of this Agreement, prepared by a public surveyor registered by the State of Michigan, setting forth the legal description of the Real Estate, showing the location of any improvements, and showing the size and location of all easements, encroachments and encumbrances listed on the Commitment (identifying each by liber and page reference, if applicable), reciting the exact area of the Real Estate in acres and square feet, reciting the exact area of each easement, encroachment and encumbrance, showing no portion of the Real Estate situated in an area designated by the U.S. Secretary of Housing and Urban Development (or by any other governmental or quasi-governmental agency or authority having jurisdiction over the Real Estate) as a flood plain, special flood hazard area or general hazard area, showing all visible utility lines upon the Real Estate, and showing the location of any and all regulated wetlands on the Real Estate. The Survey shall meet the accuracy requirements of an ALTA-ACSM Class A survey, and contain a certificate specifically addressed to Purchaser, the Title Company and any other party or parties designated by Purchaser reading as follows:

               "The undersigned does hereby certify that (i) this survey was this day made upon the ground of the property reflected hereon, for the benefit of and reliance by Seller, Purchaser, the Title Company and all other parties listed above; (ii) the legal description contained hereon is correct; (iii) the Real Estate has access to and from a dedicated roadway as shown hereon; (iv) except as shown hereon, there are no discrepancies, conflicts, shortages in area, encroachments, improvements, overlapping of improvements, easements, or roadways; (v) the total acreage and the gross square footage and the square footage net of any portion of the property lying within public roadways shown hereon are correct; (vi) none of the property lies within the 100-year flood plain or any special flood hazard area or general hazard area as designated by any governmental agency; and
          (vii) this survey satisfies the accuracy requirements of an ALTA/ACSM Class A "boundary" survey."

          The Survey must be satisfactory to the Title Company so as to permit it to delete the area and boundary exception in the Title Policy except for "shortages in area."

     If such Commitments or Survey are not delivered to Purchaser within the specified time, then, without limiting other rights available to Purchaser hereunder or under law, Purchaser may elect to terminate this Agreement by written notice to Seller and, thereupon, this Agreement shall become null, void and of no further force or effect, and the Earnest Money, together with all interest and earnings accrued thereof, shall immediately be returned to Purchaser. In the alternative, Purchaser may elect to extend the time for delivery of the above-described items by up to a maximum of an additional thirty
(30) days, and the time for delivery of the above-described items shall be deemed extended for such period of time specified by Purchaser.

     9. Title Policy. Seller, at Seller's sole cost and expense, shall deliver or cause the Title Company to deliver to Purchaser, prior to the disbursement by the Title Company of the Purchase Price deposited by Purchaser, an ALTA owner's title insurance policy (the "Title Policy"), or a "marked-up" Commitment satisfying the requirements set forth in Paragraph 7 hereof, with respect to the Real Estate, in the amount of the Purchase Price, in a form reasonably acceptable to Purchaser, issued by the Title Company pursuant to the Commitment containing no exceptions other than the Permitted Title Exceptions and insuring fee simple title to the Real Estate in Purchaser or Purchaser's Nominee. The Title Policy shall provide extended coverage over the general exceptions and include the following endorsements: (i) zoning, (ii) access, (iii) contiguity, if appropriate, (iv) location and (v) such other endorsements as reasonably requested by Purchaser based on Purchaser's review of the Commitment and Survey and other matters affecting title to the Real Estate of which Purchaser becomes aware which are not reflected on the Commitment or on the Survey. Seller shall pay for the costs of such endorsements up to a maximum of One Thousand Dollars ($1,000.00) and Purchaser shall pay for any costs above such amount.

     10. Correction of Defects. If the Commitment, the Survey or the Searches disclose exceptions to title or other matters which are not permitted hereunder or which are otherwise objectionable to Purchaser, and Purchaser sends written notice to Seller objecting to such matters within ten (10) Business Days after the date of Purchaser's receipt of the last of the Commitment and Survey, then Seller shall have ten (10) Business Days from delivery by Purchaser of such notice in which to have such exceptions or other matters corrected, removed or otherwise waived. The Feasibility Periods shall be extended for such period; provided, however, the Feasibility Period shall not end before the day which is ten (10) Business Days following the day on which Purchaser receives written evidence, that such exceptions or other matters have been corrected, removed or otherwise waived. If Purchaser does not receive written evidence, reasonably satisfactory to Purchaser, that such unpermitted exceptions or other matters have been corrected, removed or otherwise waived to Purchaser's reasonable satisfaction within the permitted time or if Seller notifies Purchaser in writing that Seller does not intend to or cannot correct or remove such unpermitted exceptions or other matters, Purchaser may elect, upon written notice delivered to Seller within fifteen (15) Business Days after the expiration of the time permitted for curing such defects or after receipt of such notice to terminate this Agreement, or to extend the time permitted for such cure. Any extension or extensions of time permitted by this Paragraph shall not affect any of Purchaser's rights under this Agreement.

     11.  Seller's Deliveries; Inspection.

     A.  Seller shall use reasonably diligent efforts to deliver to Purchaser
     (i) no later than ten (10) days after the Effective Date with respect to documents currently in existence, and (ii) within ten (10) days after receipt by Seller (but in no event later than Closing) with respect to documents not in existence as of the date hereof:

          (1) a true and correct copy of the real estate tax bill pertaining to the Real Estate and/or the ACP Development for the most recent year, including any pending tax protests or appeals, if any;

          (2) to the extent any exist which relate to the Premises, true and correct copies of all permits, licenses, authorizations and other approvals, if any, issued with respect to the Premises or any proposed development thereof (the "Permits and Approvals");

          (3) to the extent in Seller's possession now or at any time up and until Closing, "as-built" drawings of any underground utilities (including storm sewer, sanitary sewer, water, and telephone electric service cables) located under the Real Estate, and all other material documents relating to the zoning and availability of utility services to the Real Estate which would have any material adverse impact on the Real Estate and/or Purchaser's proposed project; and

          (4) any and all (whether existing now or prepared at any time up and until Closing) (a) soil studies and reports, and any environmental assessments, studies, tests, reports and analyses, and (b) all other material data and information relating to the Premises, which Seller has in Seller's possession or which were or are at any time up and until Closing prepared for or on behalf of Seller and which would have any material adverse impact on the Real Estate and/or Purchaser's proposed project.


     B. Purchaser, its agents, representatives and employees may, subject to Purchaser's indemnification and restoration obligations under Paragraph 3 of this Agreement, during reasonable business hours and upon reasonable advance notice to Seller, between the date of the Seller's execution of this Agreement and the date of the Closing, inspect the Premises, and any portion thereof, and conduct studies, tests and analyses with respect thereto.

     12. Seller's Covenants. Between the date of the execution of this Agreement and the date of the Closing, Seller shall:

     A. Keep and perform all of the material obligations to be performed by the Seller under each and every agreement, contract and Permits and Approvals relating to or affecting the Premises, or any portion thereof;

     B. Not enter into, execute, extend or renew any lease, easement, license or any other agreement or contract relating to or affecting the Premises, or any portion thereof, or modify, amend or terminate any lease, contract or agreement to be assigned to Purchaser pursuant to Paragraph 1B, without, in each case, Purchaser's prior written consent and approval, which consent and approval will not unreasonably be withheld, delayed or conditioned if, in the reasonable judgment of Purchaser, any of the foregoing will not interfere with Purchaser's intended use of Premises or the contemplated development of the Real Estate and will not adversely affect the value of the Premises;

     C. Not mortgage, hypothecate or further encumber the Premises or any portion thereof or permit any liens on the Premises or any portion thereof to arise by operation of law; provided, however that Seller may mortgage the Real Estate if, under the terms thereof the mortgage will unconditionally be released upon the payment of an amount not to exceed the Purchase Price after all prorations and adjustments and less the amount of any other Removable Liens (in which event the mortgage shall constitute a Removable Lien);

     D. Remedy, at Seller's own expense, all violations caused by Seller or Seller's employees, officers, agents, contractors, or subcontractors, of laws, ordinances, orders or other requirements relating to the ownership, construction, development and operation of the Premises which have been or may be imposed by any governmental authority having jurisdiction over, or affecting, all or any part of the Premises prior to the date of the Closing; and

     E. Cooperate with Purchaser, at no expense to Seller, in obtaining all permits and approvals (excluding building permits) described in Paragraph 15F hereof, and take all actions reasonably requested by Purchaser in connection therewith; provided the foregoing do not burden the Real Estate or result in costs to Seller.

     13.  Representations and Warranties.

     A. In order to induce Purchaser to enter into this Agreement, Seller represents and warrants, and covenants as applicable, to Purchaser that on the date hereof and on the date of the Closing:

          (1) Seller has all necessary and requisite authority to enter into this Agreement and to consummate all of the transactions contemplated hereby, and the persons executing this Agreement and all other documents required to consummate the transactions contemplated hereby on behalf of Seller are duly authorized to execute this Agreement and such other documents on behalf of Seller, and are authorized to bind Seller.

          (2) Seller is a Michigan limited liability company duly formed and validly existing under the laws of the State of Michigan.

          (3) Seller is a "United States person", as defined by Internal Revenue Code Section 1445 and Section 7701.

          (4) The execution of this Agreement by Seller does not, and the performance by Seller of the transactions contemplated by this Agreement will not, violate or constitute a breach of the articles of organization, operating agreement or any shareholders', directors', or members' resolution of Seller,or any other organizational document affecting Seller, or any contract, permit, license, order or decree to which Seller is a party or by which Seller or its assets are bound.

          (5) As of the date hereof, Seller has good, marketable and indefeasible fee simple title to the Real Estate, subject only to the matters disclosed in the Commitment.

          (6) That to the best of Seller's knowledge after due inquiry, the Premises and the operation thereof are not in violation of any applicable federal or state law, or any ordinance, order or regulation of any governmental or quasi-governmental agency having jurisdiction over the Premises, and no proceedings of any type (including condemnation or similar proceedings) have been instituted or to the knowledge of the Seller are pending or contemplated against the Real Estate or any part thereof or the Premises or any portion thereof.

          (7) No party, person or entity is in possession of the Premises or any portion thereof, and, no party, person or entity has any interest in the Premises, or any portion thereof, except Seller and except for any easements and restrictions disclosed in the Title Commitment, and except for any future encumbrances relating to financing for the Infrastructure Improvements (which must be released from the Real Estate at or before Closing).

          (8) From and after the Effective Date and through to Closing, there will be no unrecorded liens or encumbrances, (including, but not limited to, liens relating to environmental matters) against the Premises or any portion thereof, other than (i) those arising from the actions of Purchaser and (ii) those arising from the actions of third parties unaffiliated with Seller; provided however that as of the date of this Agreement to the best Seller's knowledge there are no such unrecorded liens or encumbrances arising from the actions of third parties in existence.

          (9) That to the best of Seller's knowledge after due inquiry, there are not presently pending any special assessments of any nature with respect to the Real Estate or any portion thereof, nor has the Seller received any written notice of nor has the Seller any actual knowledge of any such special assessment being contemplated formally under discussion or consideration.

          (10) Except in connection with infrastructure improvements to be constructed by Seller pursuant to the REA Agreement, there are no outstanding contracts or commitments made by Seller (or any of its agents or affiliates) for the work or materials in connection with the Premises or for any improvements to the Premises which have not been, or will not be on or before the date of the Closing, fully paid for on a timely basis and there are no leases, contracts, commitments or agreements which will bind Purchaser or the Premises from and after Closing.

          (11) No person or entity has any right or option to acquire all or any portion of the Premises other than Purchaser pursuant to this Agreement.

          (12) There currently exist no events of default by Seller, or events which with passage of time or notice or both would constitute events of default by Seller, under the terms and provisions of any leases or any other contracts or agreements with respect to the Premises to which Seller is a party, or to Seller's best knowledge, by any other party thereto.

          (13) From and after the Effective Date and through to Closing, and if and only to the extent any such Personal Property exists, Seller will hold, good, valid and marketable title to the Personal Property, if any, free and clear of any liens, encumbrances or adverse claims, and, Seller has, and, at all times through the Closing will have, the right and authority to convey or assign to Purchaser all of the Personal Property.

          (14) There are no violations by Seller or, to the best of Seller's knowledge, by any other person or entity, of any restrictive covenants or other matters affecting the Real Estate.

          (15) There does not exist any litigation or governmental proceeding (including, without limitation, any eminent domain proceeding) affecting the Premises or any portion thereof, and to Seller's actual knowledge, no such litigation or proceeding is pending, threatened or formally under discussion or consideration.

          (16) There are no buildings or other improvements or Personal Property on the Premises, other than the old farm silos which may or may not be on the Real Estate.

          (17) Seller does not now owe and will not owe any taxes or any penalties or interest thereon pursuant to any governmental law, statute or regulation for which Purchaser is or will be obligated to or liable for a withholding of funds from the Purchase Price pursuant to any so called "bulk sales" law or other applicable law, statute or regulation.

          (18) (a) Excluding matters disclosed in Seller's Phase I Environmental Site Assessment American Center Property, Southfield, Michigan prepared by NTH Consultants, Ltd. and dated November 22, 1996 (the "Environmental Report"), which Seller shall deliver to Purchaser within ten (10) days after the Effective Date, Seller has not generated, treated, stored or disposed of Hazardous Materials (as defined below) in, under or upon the Real Estate (above or below ground), or any portion thereof, or used any Hazardous Materials in or on the Premises, or any portion thereof, in violation of any Environmental Laws; (b) to the best of Seller's knowledge, except as disclosed in the Environmental Report, no prior owner and no prior or current occupant generated, treated, stored or disposed of such Hazardous Materials in, under or upon the Real Estate, or used any Hazardous Materials in or on the Premises, or any portion thereof, in violation of any Environmental Laws; (c) to the best of Seller's knowledge, except as previously disclosed in the Environmental Report, no Hazardous Materials are present in, under or upon the Real Estate, or any portion thereof; (d) to the best of Seller's knowledge, except as previously disclosed in the Environmental Report, the Premises and the use and operation of the Premises are not in violation of any Environmental Laws (as defined below); (e) to the best of Seller's knowledge, except as previously disclosed in the Environmental Report, no portion of the Real Estate has ever been used as a sanitary landfill or dump; (f) to the best of Seller's knowledge, except as previously disclosed in the Environmental Report, no underground storage tank or tanks are located on or under the Real Estate; and (g) to the best of Seller's knowledge, except as previously disclosed in the Environmental Report, no Hazardous Materials or underground storage tanks are present in, under or upon any parcel of property immediately adjacent to the Real Estate.

          (19) If Seller does not furnish the "disclosure document" described in Paragraph 15E hereof, then Seller represents and warrants that the disclosure is not required by Seller in connection with the transactions contemplated by this Agreement.

          (20) Except as indicated on the Survey, no portion of the Premises is a wetland designated by the United States Army Corp of Engineers or other federal state or local body or agency having jurisdiction over the Premises or any portion thereof.

          (21) Seller purchased the Premises and the ACP Property "as is" and did not obtain any environmental representations, warranties or indemnifications relating to the Premises and/or the ACP Property from the party who sold such property to Seller.

          (22) No leases, contracts and agreements (other than this Agreement) which would bind or encumber Purchaser or the Premises, have been entered into by Seller or exist.

     B. In the event at any time prior to Closing any of the aforesaid representations and warranties is no longer true or valid, or any of the aforesaid covenants have been breached, Seller shall immediately notify Purchaser in writing and therein specify the factors rendering such representations or warranties untrue or invalid or causing such covenants to be breached. All representations and warranties contained in Paragraph 13 or elsewhere in this Agreement shall be deemed remade as of the date of Closing and shall survive the Closing for fourteen (14) months following the date of the Closing.

     C. Each party hereunder represents to the other party that no party has relied upon any real estate broker or other finder to consummate the transactions contemplated by this Agreement other than Dietz Organization, 50 West Big Beaver Road, Suite 290, Bloomfield Hills, Michigan, 48304-3912 ("Broker"). Seller shall pay any and all real estate brokerage commissions, finder fees and similar fees payable to Broker or any other person or entity claiming through Broker by reason of the sale or purchase of the Premises or by reason of any other transaction contemplated by this Agreement. Seller and Purchaser shall indemnify, defend and hold harmless the other from and against any and all losses, damages, costs and claims suffered or incurred by the other as a result or by reason of or breach by Seller or Purchaser, as the case may be, of the representation set forth in the first sentence of this Paragraph 13C.

     D. Purchaser represents and warrants to Seller as of the date of this Agreement and at Closing, that Purchaser has all necessary and requisite authority to enter into this Agreement and to consummate all of the transactions contemplated hereby, and the persons executing this Agreement and all other documents required to consummate the transactions contemplated hereby on behalf of Purchaser are duly authorized to execute this Agreement and such other documents on behalf of Purchaser, and are authorized to bind Purchaser.

     E. When used in this Agreement, the terms "to the best of Seller's knowledge" or "to Seller's actual knowledge", or similar terms, shall mean to the best knowledge of Gary S. Jonna, the current President of Seller, and Edward L. Ruby of Williams, Williams, Ruby & Plunkett, Seller's attorney, and any future President and/or future principal attorney (as opposed to the knowledge of the entire law firm) of Seller as of the date any representation or warranty is remade.

     14. Environmental Indemnity. Seller hereby agrees to indemnify, defend and hold harmless Purchaser from and against any and all losses, liabilities, damages, injuries, costs, expenses and claims of any and every kind whatsoever paid, incurred or suffered by or asserted against Purchaser for, with respect to, or as a direct or indirect result of Seller's breach of any of the warranties and representations stated in Paragraph 12A(18) hereof (including, without limitation, any such losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Laws). For purposes of this Agreement, "Hazardous Material" means and includes any waste material or other substance defined as hazardous in 42 U.S.C. Sec. 9601(14) or any related or applicable federal, state or local statute, law, regulation or ordinance, pollutants or contaminants (as defined in 42 U.S.C. Sec. 9601(33), petroleum (including crude oil or any fraction thereof), any form of natural or synthetic gas, sludge (as defined in 42 U.S.C. Sec. 6903(26A), radioactive substances, hazardous waste (as defined in 42 U.S.C. Sec. 6903(27)) and any other hazardous wastes, hazardous substances, contaminants or pollutants as defined or described in any of the Environmental Laws. As used in this Agreement, "Environmental Laws" means all federal, state and local environmental laws, and any rule or regulation promulgated thereunder and any order, standard, interim regulation, moratorium, policy or guideline of or pertaining to any federal, state or local government, department or agency, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Marine Protection, Research, and Sanctuaries Act, the National environmental Policy Act, the Noise Control Act, the Safe Drinking Water Act, the

Resource Conservation and Recovery Act ("RCRA"), as amended, the Hazardous Material Transportation Act, the Refuse Act, the Uranium Mill Tailings Radiation Control Act and the Atomic Energy Act and regulations of the Nuclear Regulatory Agency, and all state and local counterparts or related statutes, laws, regulations, and order and treaties of the United States. The indemnification hereunder shall include and benefit Purchaser's lender, all subsidiaries, affiliates or corporations connected with such lender or Purchaser, and their respective agents, representatives, employees, officers, insurers, directors, stockholders, successors and assigns.

     15. Conditions to Purchaser's Obligation to Close. The obligations of Purchaser to close the transactions contemplated by this Agreement and to pay the Purchase Price are conditioned upon and subject to the satisfaction on or before the date of Closing (or waiver by Purchaser) of each of the following conditions:

     A. Seller shall have performed and complied with all agreements, covenants and conditions to be performed or complied with prior to and/or on the date of the Closing.

     B. All of Seller's representations and warranties set forth in this Agreement shall be true and correct as of the date of the Closing.

     C. Seller shall have complied with all procedures reasonably required by the Title Company or which are customary or appropriate in transactions similar to the transactions contemplated hereby in connection with the consummation of all transactions contemplated hereby.

     D. The Title Company shall be prepared to issue the Title Policy in accordance with this Agreement upon conveyance of the Premises to Purchaser and payment of the Purchase Price to Seller.

     E. Seller shall have delivered to Purchaser a copy of any "disclosure document" required to be delivered by Seller by any applicable state or federal law relating to environmental matters, together with evidence, reasonably acceptable to Purchaser, indicating that such document has been properly and timely filed.

     F. The Premises shall have been properly zoned, and Purchaser shall have received final site plan approval from all applicable governmental authorities exercising jurisdiction over the site plan for the Real Estate (not including building permits) to permit the development of a senior and assisted living facility on the Premises and the operation thereof as contemplated by Purchaser (collectively, the "Zoning Approvals"). Such Zoning Approvals shall include zoning approvals, approvals of the final site plan, and final approval by the City and preliminary approvals by the County of the proposed curb cut for the access road to Eleven Mile Road. The Zoning Approvals received by Purchaser must be without any material conditions attached or modifications requested or mandated in order for Purchaser to be bound to proceed to Closing. In the event that Purchaser has (x) not received the Zoning Approvals by the "Zoning Deadline" (as defined below) or (y) Seller has not obtained the final approval by the City of the "Master Plan" (as defined below) by the date which is two hundred and ten (210) days after the Effective Date, then both Seller and Purchaser shall each have the right at any time after the occurrence of such Zoning Deadline and prior to the receipt of the Zoning Approvals and final approval of the Master Plan, to terminate this Agreement, in which case the Earnest Money shall be returned to Purchaser. Notwithstanding the foregoing, the approval of the Master Plan shall not be a condition to Purchaser's obligation to close and the parties shall not be able to terminate this Agreement because of the failure of the Master Plan to be approved if (i) Purchaser is able to obtain its Zoning Approvals and will be able to develop and operate its facility notwithstanding the failure of Seller to obtain Master Plan approval and (ii) if Seller is able to obtain prior to Closing all of the permits and approvals referred to in Paragraph 4(E) of this Agreement. The term "Zoning Deadline" shall mean the date which is one hundred and twenty
     (120) days after the expiration of the Feasibility Period; provided, however that Purchaser shall have the right to extend the Zoning Deadline for up to two (2) additional thirty (30) day periods (for a maximum of up to sixty (60) days) upon written notice to Seller and the deposit by Purchaser prior to the then scheduled Zoning Deadline into the escrow of an additional ten thousand dollars ($10,000.00) of Earnest Money for each such extension. Purchaser shall have the right, upon written notice to Seller, to further extend the Zoning Deadline an additional thirty (30) days after the final expiration date specified by the foregoing sentence, provided that Purchaser deposits prior to the then scheduled Zoning Deadline an additional Thirty Thousand and no/100 Dollars ($30,000.00) of Earnest Money into the Escrow, at which time all of the Earnest Money shall become non-refundable to Purchaser except in the event of a Seller Default or as otherwise provided in this Agreement. If Purchaser closes the transaction, Purchaser shall receive credit of the Earnest Money against the Purchase Price; however, if Purchaser does not close, except in the event of a Seller Default or as otherwise provided in this Agreement, then as Seller's sole and exclusive remedy under this Agreement, at law and in equity, the Earnest Money shall be paid to Seller as full and final liquidated damages and in full termination of Purchaser's rights to the Premises, it being agreed to by the parties that Seller's actual damages would be difficult or impossible to accurately ascertain.

     G. From and after the Effective Date and through to the Closing, there will be no unrecorded liens or encumbrances (including, but not limited to, liens relating to environmental matters) against the Premises or any portion thereof, other than those arising from the actions of Purchaser.

     16. Provisions with Respect to Closing. At the Closing, Seller shall deliver to Purchaser the following, all in form and substance reasonably satisfactory to Purchaser:

          (1) a general warranty deed, duly executed and acknowledged by Seller, conveying to Purchaser, or Purchaser's Nominee, good, marketable and indefeasible fee simple title to the Real Estate, improvements and any fixtures located thereon, in proper form for recording and subject only to the Permitted Title Exceptions;

          (2) general warranty assignments or bills of sale, as appropriate, duly executed and acknowledged by Seller, conveying to Purchaser title to the Personal Property, if any, free and clear of all liens, encumbrances, claims and security interests, with express warranties of good title;

          (3) an affidavit executed by Seller, stating Seller's U.S. Taxpayer identification number and that Seller is not a "foreign person" or a "foreign corporation" (as defined under Internal Revenue Code Section 1445 and Section 7701), and that Purchaser is not required to withhold any portion of the Purchase Price under the provisions of such Act;

          (4) the Title Policy in the form required under Paragraph 9;

          (5) a certificate executed by Seller to the effect that the representations and warranties made by Seller to Purchaser are true and correct in all material respects on and as of the date of the Closing; and

          (6) all such further instruments and documents as are normally made or delivered in connection with the sale of Property similar to the Premises in the county and state where the Premises is located or as may be necessary, expedient, proper, or appropriate in the reasonable opinion of Purchaser's or Seller's counsel, in order to complete the transactions contemplated hereby.

     B. On the date of the Closing, and provided that all conditions precedent to Purchaser's obligations under this Agreement are satisfied, Purchaser shall deliver to the Title Company, as escrowee, the amount of the Purchase Price (less the Earnest Money and credits, adjustments and prorations in accordance with this Agreement) by wire transfer (sent on or before 1:00 p.m. Detroit time on the date of the Closing) or other immediately available funds.

     C. On the date of Closing the Title Company shall disburse the Purchase Price (as adjusted by prorations and credits and Seller's closing costs) to Seller and refund the Earnest Money (together with all interest and earnings accrued thereon) to Purchaser, and Seller shall deliver possession of the Premises to Purchaser in the same condition as the Premises exists on the date hereof, ordinary wear and tear excepted.

     D. Seller shall pay: (i) any state or local transfer or stamp taxes or similar charges; (ii) the cost of recording the REA Agreement and any releases of Removable Liens or other unpermitted exceptions; (iii) the cost of issuing the Title Policy and (iv) its legal fees. Purchaser shall pay the cost of recording any instruments of conveyance or instruments securing financing of Purchaser's acquisition and its legal fees. The cost of the Escrow and all other closing costs shall be borne one-half by each of Purchaser and Seller.

     17.  Closing Adjustments.
          -------------------

     A. Adjustments shall be made between Seller and Purchaser for the following items, prorated on a per diem basis, as of midnight of the day preceding the date of the Closing:

          (1) All taxes and assessments which have become a lien upon the land, whether recorded or not recorded, at the date of this Agreement shall be paid by the Seller. Current taxes, if any, shall be prorated and adjusted as of the date of Closing in accordance with DUE date basis of the municipality or taxing unit in which the Premises is located without regard to Public Act 80 or 297 of 1994, as amended. For purposes of this Agreement, all real property taxes are to be considered and paid in advance.

          (2) To the extent there are any charges for water, electricity, sewer rental, gas, telephone and other utilities for the Premises or related assessments for utility capacity (normally billed to Seller, not to tenants) will be paid by Seller on a per diem basis on the basis of the most recent available bills (subject to readjustment on receipt of bills covering the period in which the Closing occurs), provided that Seller shall use its best efforts to procure final meter readings of such utilities as of the date of the Closing (if such reading is obtained, no proration of utilities shall be necessary) and to have such bills rendered directly to Seller (Seller will deliver to Purchaser copies of any such bills rendered to Seller within five (5) days of Seller's receipt thereof). To the extent deposits held on Seller's behalf by utility companies are transferable to Purchaser, Seller shall receive a credit at Closing in the amount of such deposits and such deposits shall be transferred and placed in the name of Purchaser. Otherwise, Seller shall receive a refund of such deposits and Purchaser shall have no claim with regard to the same.

     18. Condemnation. In the event between the date of this Agreement and the date of the Closing Seller receives written notice that any condemnation or eminent domain proceedings are threatened or initiated which might result in the taking of any material part of the Real Estate, Purchaser may within Fifteen
(15) Business Days after notice thereof:

     A. terminate this Agreement, in which event, the Earnest Money, together with all interest accrued thereon, shall promptly be returned to Purchaser and all rights and obligations of the parties hereunder shall cease; or

     B. consummate the transactions contemplated by this Agreement, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

     Seller shall immediately notify Purchaser in writing of the threat or the occurrence of any condemnation or eminent domain proceedings. Purchaser shall then notify Seller within fifteen (15) Business Days after the date of Purchaser's receipt of Seller's notice of such condemnation or eminent domain proceedings whether Purchaser elects to exercise its right under Subparagraph A or B of this Paragraph. In the event Purchaser receives written notice of the threat or occurrence of such condemnation or eminent domain proceedings within fifteen (15) Business Days of the date of Closing, and Purchaser elects to consummate the transactions contemplated by this Agreement within the time period provided above, the date of the Closing shall be adjusted accordingly. In the event Purchaser does not make a timely election, Purchaser shall be deemed to have elected to terminate this Agreement. Notwithstanding the foregoing, Seller shall be required to proceed under Paragraph 18(B) above in the event of any condemnation or threatened condemnation relating to the widening of Eleven Mile

Road, provided any such taking will not materially adversely affect Purchaser's ability to develop and operate its facility on the Real Estate.

     19.  Defaults and Remedies.

     A. If Seller should breach any of its representations, warranties, covenants or agreements contained in this Agreement or in any other agreement, instrument, certificate or other document delivered pursuant to this Agreement or if Seller should fail to consummate the sale contemplated herein for any reason other than Purchaser's Default, (a "Seller Default"), Purchaser may avail itself of any and all of the following rights and remedies: (1) cancel this Agreement and receive the prompt return of the Earnest Money, together with all interest and earnings accrued thereon; (2) collect monetary damages from Seller not to exceed Fifty Thousand and no/100 Dollars ($50,000.00); and/or (3) enforce specific performance of this Agreement. The foregoing rights and remedies shall be Purchaser's sole rights and remedies at law and in equity.

     B. If all of the conditions to Purchaser's obligations to purchase the Premises have been satisfied or waived in writing by Purchaser and Seller is not in default of or under any of Seller's agreements, covenants or obligations hereunder and Purchaser should fail to consummate the purchase contemplated hereby for any reasons other than Seller's Default, (a "Purchaser Default"), Seller, as Seller's sole and exclusive remedy, may receive the Earnest Money, as full and final liquidated damages, Purchaser and Seller hereby acknowledging that, in the event of Purchaser's failure to consummate the sale contemplated hereby, actual damages suffered by Seller would be difficult and/or inconvenient to determine or ascertain; and, thereafter, there shall be no further liability hereunder on the part of either party or the other party.

     C. If either Purchaser or Seller brings an action to enforce its rights under this Agreement, the successful party shall be reimbursed by the unsuccessful party for all costs of enforcement, including reasonable attorneys' fees and court costs, which amounts shall be, in the case of any recovery by Purchaser, in excess of, and not subject to, the dollar limitation referred to in Section 19(A) above. Tender of deed or purchase money shall not be necessary where the other party has defaulted.

     20.  Modification, Waiver, etc.

     A. No waiver of any condition under, and no modification, amendment, discharge or changes of or to this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge, or change is sought.

     B. This Agreement contains the entire agreement between the parties relating to the transactions contemplated hereby and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged herein.

     21. Notices. All notices, demands, requests and other communications under this Agreement shall be in writing and shall be deemed properly served when delivered, if delivered by hand to the party to whose attention it is directed, or three (3) Business Days after delivery to a United States Post Office properly addressed, if mailed postage prepaid or one (1) Business Day after delivery to the courier if sent by private receipt courier guaranteeing next day delivery, delivery charges prepaid, or upon transmittal if delivered by facsimile provided receipt of the notice is confirmed in writing, by the sender's facsimile machine, as the case may be, and in each case, addressed as follows:

          A.  If intended for Seller, to:

              AC Properties, LLC
              533 N. Woodward, Suite 305
              Bloomfield Hills, Michigan  48304
              Attn.:  Gary S. Jonna

              With a copy to:

              Edward L. Ruby, Esq.
              380 N. Woodward
              Suite 300
              Birmingham, Michigan  48009

          B.  If intended for Purchaser, to:

              Brookdale Living Communities, Inc.
              77 West Wacker Drive
              Suite 3900
              Chicago, Illinois  60601
              Attn.:  Mark J. Iuppenlatz
              Facsimile No. (312) 917-0460
               with a copy to:

               Brookdale Living Communities, Inc.
               77 W. Wacker Drive, Suite 3900
               Chicago, Illinois  60601
               Attn.:  Mark J. Schulte
               Facsimile No. (312) 917-0460

or at such other address or to such other party which any party entitled to receive notice hereunder designates to the others in writing.

     22. Governing Law. The validity, meaning and effect of this Agreement shall be determined in accordance with the laws of the State of Michigan, applicable to contracts made and to be performed in that State.

     23. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     24. Captions. The captions of this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

     25. Construction. As used herein, the terms (a) "person" shall mean an individual, a corporation, a partnership, a trust, an unincorporated organization or any agency or political subdivision thereof; (b) "including" shall mean including, without limiting the generality of the foregoing; (c) the masculine shall include the feminine and the neuter; (d) "the best knowledge" or any similar phrase shall mean best knowledge with independent investigation; and
(e) "Business Day" shall mean any calendar day other than Saturday, Sunday, holiday and any day on which national banks in Chicago, Illinois or Detroit Michigan are closed.

     26. Assignability by Purchaser. This Agreement and any of the Purchaser's rights hereunder may be, upon written notice to Seller and without the prior written consent of the Seller, assigned by Purchaser to Brookdale Living Communities, Inc. ("Brookdale") or any other entity (i) affiliated with or related to Brookdale or Purchaser, or (ii) created in connection with the issuance of stock or other ownership interests in Brookdale or Purchaser's senior housing division. In addition, this Agreement and any of the Purchaser's rights hereunder may be assigned by Purchaser to any other person or entity upon written notice to Seller and without the prior consent of the Seller provided that such assignment must be to a creditworthy and experienced transferee, as determined by Seller in Seller's reasonable discretion, which determination shall not be unreasonably withheld or delayed. Any such assignment may provide that Purchaser's nominee or assignee assumes all of the provisions of the Agreement to be performed by Purchaser; provided, however, that Purchaser shall not be released and discharged of its liabilities or obligations under the Agreement without the prior consent of Seller, which consent shall not unreasonably be withheld. All references to Purchaser in this Agreement shall be deemed to include references to Purchaser's nominee.

     27. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns.

     28. Partial Invalidity. If any provision or provisions, or any portion of any provision or provisions, of this Agreement is found by a court of law to be in violation of any applicable local, state or federal ordinance, statute, law, administrative or judicial decision, or public policy, and if such court should declare such portion, provision or provisions of this Agreement to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent both of Seller and Purchaser that any portion, provision or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained herein, and that the rights, obligations and interest of Seller and Purchaser under the remainder of this Agreement shall continue in full force and effect.

     29.  Time is of the Essence.  Time is of the essence of this Agreement.

     30. Confidentiality and Return of Documents. Seller and Purchaser agree to keep confidential the information relating to the Property and the ACP Development prior to Closing. Purchaser agrees to keep the information related to the ACP Development confidential for a period of three (3) years after Closing and Seller agrees to keep the information related to the Purchaser's development of the Property confidential for a period of three (3) years after Closing. If the Agreement is terminated without Purchaser closing, or Purchaser fails to close for any reason other than a Seller Default, then Purchaser shall maintain the confidentiality of all documents relating to the Property and the ACP Development and shall return to Seller copies of all documents and materials in its possession related to the Property and ACP Development without cost. Purchaser's agreement to keep the foregoing information confidential shall not apply to information which:

          (i) is now in or hereafter enters the public domain from sources other than Purchaser or without Purchaser's violation of this Paragraph 31;

          (ii) is compelled to be disclosed through no fault of Purchaser by a court order or other binding order (an "Order") of a governmental authority with jurisdiction, provided that Purchaser promptly notifies Seller after Purchaser becomes aware of the existence, or the potential of the issuance of, any such Order and provided that Purchaser cooperates in good faith with Seller, and at no cost to Purchaser, in Seller's attempts to legally contest, before and/or after its issuance, any such Order;

          (iii) is required to be disclosed to the City or other governmental authority in connection with the public approval process; or

          (iv) is necessary to be disclosed by Purchaser to any lender or potential lender or any purchaser or potential purchaser relating to the Real Estate.

     In addition, in the event that it is not required or necessary for any such items to be disclosed to the City, any other governmental authority, or any lender, purchaser or potential lender or purchaser, but Purchaser desires to do so, Purchaser may disclose such information with Seller's written consent, which consent shall not be unreasonably withheld or delayed.

     31. Force Majeure. If either party is delayed in the performance of any work or delayed in the performance of any services required by this Agreement because of the occurrence of any fire, lightning, earthquake, cyclone, strikes, moratoriums, extraordinary weather conditions, unanticipated governmental delays, restrictions, shortages of materials or supplies, or such other acts of God completely beyond the control of the party required to perform, then the time for completion of such work or service shall be extended for a period equivalent to the time lost by reason of any of the aforesaid causes; provided, however, that the party requesting any such extension must give written notice to the other party notifying the other party of such Force Majeure within fifteen (15) days after the commencement of such Force Majeure. If such a notice is not given within fifteen (15) days of the commencement of such Force Majeure, then the affected party shall not be entitled to an extension because of such Force Majeure. An extension of time for completing the work or service to be performed by such party whose performance is delayed shall be such party's sole remedy for any and all claims that it might have on account of such delay.

     32. Acceptance of Offer. The offer to purchase the Premises made by Purchaser by the delivery of a copy of this Agreement as executed on behalf of Purchaser shall automatically terminate and expire at 5:00 p.m. C.S.T. on February ___, 1997, unless said offer is accepted earlier by Seller's execution of this Agreement, or a counterpart hereof, and by the return to Purchaser of a fully executed copy of this Agreement on or before the date and time aforementioned.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                              PURCHASER:

                              THE PRIME GROUP, INC., an Illinois corporation



                              By: /S/ MARK J. SCHULTE
                                 ---------------------------------
                              Name: MARK J. SCHULTE
                                   -------------------------------
                              Its:  EXEC. VICE PRESIDENT
                                   -------------------------------

                              SELLER:

                              AC PROPERTIES, LLC.,
                              a Michigan limited liability company



                              By:/s/ Gary Steven Jonna
                                 ---------------------------------
                              Name:      Gary Steven Jonna
                              Its:       President

                                   EXHIBIT A
                                   ---------

                             PRELIMINARY SITE PLAN








                              EXHIBIT A - PAGE 1

                           [SITE PLAN APPEARS HERE]









                         BROOKDALE LIVING COMMUNITIES
                             SOUTHFIELD, MICHIGAN

                                   EXHIBIT B
                                   ---------

                           Escrow Trust Instructions

                         EARNEST MONEY ESCROW AGREEMENT







                              EXHIBIT B - PAGE 1

                               ESCROW AGREEMENT
                               ----------------


TO:  FIRST AMERICAN TITLE INSURANCE COMPANY ("Escrow Agent")
     1650 W. BIG BEAVER ROAD
     TROY, MICHIGAN  48084

                                                                Escrow No.______

                        Seller:    AC PROPERTIES, L.L.C.,
                                   a Michigan Limited Liability Company
                                   1533 N. Woodward Avenue, Suite 333
                                   Bloomfield Hills, MI 48304

                        Purchaser: THE PRIME GROUP, INC.
                                   77 West Wacker Drive, Suite 3900
                                   Chicago, Illinois 60601
                                   Attention: James F. Hoffman

                        Dated:     February __, 1997

Dear Sir or Madam:

     Purchaser hereby deposits with you, as Escrow Agent, Ten Thousand Dollars ($10,000.00) (including interest thereon is hereafter referred to as the "Deposit") with respect to real property located in the City of Southfield, County of Oakland, State of Michigan, more particularly described in a certain agreement between Purchaser and Seller dated February __, 1997 (the "Purchase Agreement"). The Deposit shall be placed in an interest bearing account in a federally insured bank and is to be held by you in escrow for delivery under the following terms and conditions.

     1. Escrow Agent. Escrow Agent shall hold the Deposit in accordance with the provisions of the Purchase Agreement. The Deposit shall not be released except pursuant to the written direction of both Seller and Purchaser, or a court order.

     2. Termination of Escrow. Upon Escrow Agent making delivery of the entire Deposit and performance of any other services as stated above, this Escrow Agreement shall terminate, the Escrow Agent shall be released from any further liability, it being expressly understood that Escrow Agent's liability is limited by the terms and provisions set forth herein.

     3. Amendments. Any changes in the terms or conditions herein may only be made in writing and signed by all of the parties to this Agreement.

     4. Escrow Agent and Limitation of Liability. Unless otherwise herein expressly provided, the Escrow Agent shall:

        (a) Be entitled to deem the signatories of any documents, instruments or checks submitted to it hereunder as being those purported to be authorized to sign such documents or instruments on behalf of the parties hereto and shall be entitled to rely upon the genuineness of the signatures of such signatories without inquiry and without requiring substantiating evidence of any kind;

        (b) the Escrow Agent may resign, as such, following the giving of prior written notice to the other parties hereto. In that event, Successor Escrow Agent shall be appointed by mutual agreement of the parties. If the parties are unable to agree upon a successor, or shall fail to appoint a successor prior to the expiration of ten (10) days following the date of the notice of resignation, the then acting Escrow Agent may petition any court of competent jurisdiction for the appointment of a

Successor Escrow Agent or other appropriate relief; and such resulting appointment shall be binding upon all the parties hereto. Upon acknowledgment of any Successor Escrow Agent of the receipt of the escrowed property and documents, the then acting Escrow Agent shall be fully released and relieved of all duties, responsibilities and obligations under this Agreement except for negligence of malfeasance;

          (c) Seller and Purchaser each waive all claims and actions, of any kind or nature, each may have against the Escrow Agent, now or hereafter existing, arising out of this Escrow, except for the negligence or malfeasance of the Escrow Agent;

          (d) the Escrow Agent shall be paid a fee of $____, to be paid equally by Seller and Purchaser.;

          (e) the Escrow Agent shall be, and hereby is, jointly and severally indemnified and held harmless, by the Seller and Purchaser, from all losses, costs, diminution of the collateral, and expenses which may be incurred by the Escrow Agent as a result of its involvement in any litigation arising from performance of its duties hereunder, provided that such litigation shall not result from any action taken or levied by the Escrow Agent for which he shall have been adjudged negligent.

          (f) Have the right at any time to interplead the Deposit and any other assets held by the Escrow Agent pursuant to this Agreement with an arbitrator or court of competent jurisdiction for disposition by the arbitrator or court and upon delivery of the Deposit and other assets to the arbitrator or court, Escrow Agent shall be relieved of any further liability in connection with this Agreement. Further, Escrow Agent shall be relieved of any further liability in connection with this Agreement upon compliance with an order of a court of competent jurisdiction directing payment of the Deposit.

          (g) Implementation of Escrow. Each party shall, and at any time, from time to time hereafter, take any and all steps and execute, acknowledge and deliver to the other parties, all instruments and assurances that the other party may reasonably require for the purposes of giving full force and effect to this Escrow Agreement, including certifications of the existence and continuing validity of this Agreement.

     5. Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties and their executors, administrators and successors, heirs and permitted assigns.

     6. Waiver. The failure of either party to enforce any covenant, condition or right of this Agreement shall not be deemed a waiver thereof or of the right of either party to enforce each and every covenant, condition or right of this Agreement. No provision of this Agreement shall be deemed to have been waived unless such waiver be in writing.

     7. Notices. Any notice, demand, waiver or consent required or permitted hereunder shall be in writing and shall be deemed to have been duly delivered if delivered personally or mailed by registered mail, certified mail, express mail, federal express or other overnight guaranteed mail service, postage prepaid, to the addresses set forth at the beginning of this Agreement or to such other addresses as any party may request by notifying the other parties in writing.

     8. Governing Law. This Agreement made in the State of Michigan and shall be governed by the laws of said State.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

                                        SELLER:

                                        AC PROPERTIES, L.L.C.




                                        BY:
                                           -------------------------------
                                               GARY STEVEN JONNA
                                               Its: President



                                        PURCHASER:

                                        THE PRIME GROUP, INC.

                                        BY:
                                           -------------------------------

                                           Its:
                                                --------------------------


                             ACCEPTANCE OF ESCROW
                             --------------------

     First American Title Insurance Company hereby accepts the above Escrow under the terms and conditions herein set forth and acknowledges receipt of the Deposit of Ten Thousand Dollars ($10,000.00) from the Purchaser.



                                        ESCROW AGENT:
                                        FIRST AMERICAN TITLE INSURANCE COMPANY


                                        BY:
                                           -------------------------------

                                           Its:
                                               ---------------------------

                                   EXHIBIT C
                                   ---------

                               GENERAL CONDITIONS






                              EXHIBIT C - PAGE 1

DIVISION NO. 1000                                DIVISION 1 - GENERAL CONDITIONS

================================================================================
SUBDIVISION        TRADE
================================================================================
 1000              DIVISION 1 - GENERAL CONDITIONS
 1002              EXTRA DRAWINGS
 1012              PERMENANT UTILITY FEE
 1015              BUILDING PERMIT
 1031              FIELD ENGINEERING & LAYOUT
 1037              INSURANCE
 1050              QUALITY CONTROL & TESTING
 1060              FIELD SECRETARY
 1062              SUPERVISION
 1063              LABORERS
 1067              SAFETY
 1082              OFFICE TRAILER & FURNITURE
 1083              TEMP. STORAGE TRAILER
 1089              TEMP. FENCE & PED. PRODUCTS
 1090              PROJECT SIGN
 1091              TEMP. SIGNS
 1092              TELEPHONE
 1093              TEMP. ELECTRICITY & LIGHT
 1096              WINTER CONDITIONS & TEMP. HEAT
 1212              TEMP. WATER
 1213              FIELD COMPUTER
 1215              FIELD COPY & FAX
 1216              TEMP. TOILETS
 1219              DUMPSTER
 1220              CLEAN-UP LABOR
 1221              FINAL CLEAN-UP
 1226              TEMP. ELEVATOR
 1227              GARBAGE CHUTES
 1233              TRAVEL EXPENSE
 1234              MISC. GENERAL CONDITIONS
 1236              CONTINGENCY
 1239              SECURITY/WATCHMAN
 1240              HAND TOOLS & EQUIPMENT
 1241              PHOTOS
 1242              POSTAGE & EXPRESS MAIL
 1246              MOBILIZATION